Exhibit 2








                            AMENDED AND RESTATED

                            ORGANIZATION AGREEMENT

                        DATED AS OF DECEMBER 21, 1993

                                    AMONG

                               R. PHILIP SILVER

                               D. GREG HORRIGAN

              THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P.

                      BANKERS TRUST NEW YORK CORPORATION

                           FIRST PLAZA GROUP TRUST

                                     and

                             SILGAN HOLDINGS INC.




                              TABLE OF CONTENTS


                                                                          Page


ARTICLE I PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .   2
     2.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE III     REPRESENTATIONS AND WARRANTIES; LEGEND  . . . . . . . . .   9
     3.1  Representations and Warranties of the Stockholders  . . . . . .   9
     3.2  Representations and Warranties of Holdings  . . . . . . . . .    12
     3.3  Legend on Certificates  . . . . . . . . . . . . . . . . . . .    13

ARTICLE IV      MANAGEMENT PROVISIONS . . . . . . . . . . . . . . . . .    14
     4.1  Management Services Contract  . . . . . . . . . . . . . . . .    14
     4.2  Day-to-Day Operations . . . . . . . . . . . . . . . . . . . .    15
     4.3  Arbitration of Deadlocks  . . . . . . . . . . . . . . . . . .    15
     4.4  Investment Opportunities  . . . . . . . . . . . . . . . . . .    18
     4.5  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE V RESTRICTIONS ON TRANSFER  . . . . . . . . . . . . . . . . . .    20
     5.1  Limitations of Transfer . . . . . . . . . . . . . . . . . . .    20
     5.2  Transfers to Affiliates . . . . . . . . . . . . . . . . . . .    22
     5.3  Effect of Void Transfers  . . . . . . . . . . . . . . . . . .    22
     5.4  Right of First Refusal  . . . . . . . . . . . . . . . . . . .    23
     5.5  Right to Sell Stock Upon Death or Disability; Purchase Price;


          Terms of Purchase . . . . . . . . . . . . . . . . . . . . . .    40
     5.6  Right to Purchase Stock; Purchase Price; Terms of Purchase  .    43

ARTICLE VI      CALL OPTION OF HOLDINGS . . . . . . . . . . . . . . . .    45
     6.1  First Plaza's Obligation to Sell  . . . . . . . . . . . . . .    45
     6.2  Exercise of Call  . . . . . . . . . . . . . . . . . . . . . .    45
     6.3  Adjustment of Shares and Call Purchase Price  . . . . . . . .    46

ARTICLE VII     LIQUIDITY . . . . . . . . . . . . . . . . . . . . . . .    46
     7.1  Right to Demand an Initial Public Offering of the Common Stock   46
     7.2  Expenses of Registration  . . . . . . . . . . . . . . . . . .    50
     7.3  Indemnification Relating to Registration  . . . . . . . . . .    51
     7.4  Contribution Relating to Registration . . . . . . . . . . . .    55

ARTICLE VIII    TERMINATION . . . . . . . . . . . . . . . . . . . . . .    57
     8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . .    57
     8.2  Extension . . . . . . . . . . . . . . . . . . . . . . . . . .    57

ARTICLE IX      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .    58
     9.1  Indemnification . . . . . . . . . . . . . . . . . . . . . . .    58

ARTICLE X REPORTS AND ACCESS TO INFORMATION . . . . . . . . . . . . . .    62
     10.1 Books and Records . . . . . . . . . . . . . . . . . . . . . .    62
     10.2 Financial Statements  . . . . . . . . . . . . . . . . . . . .    62
     10.3 Access to Information . . . . . . . . . . . . . . . . . . . .    63
     10.4 Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . .    63

ARTICLE XI      CERTAIN OTHER AGREEMENTS  . . . . . . . . . . . . . . .    63
     11.1 Certain Agreement Relating to Approval of Post-IPO Charter,
          By-Laws and Management Services Contract  . . . . . . . . . .    63
     11.2 Restriction on Voting by MS Equity  . . . . . . . . . . . . .    64
     11.3 Certain Agreement Relating to Nomination of and Voting for One
          Class B Director  . . . . . . . . . . . . . . . . . . . . . .    64
     11.4 Voting Agreement for Certain Purchasers of Class A Stock  . .    64
     11.5 Voting Agreement for Certain Purchasers of Class B Stock  . .    65

ARTICLE XII     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .    65
     12.1 Certain Agreement Relating to Conversion Rights . . . . . . .    65
     12.2 Appointment of Agent  . . . . . . . . . . . . . . . . . . . .    66
     12.3 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    67
     12.4 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .    69
     12.5 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .    69
     12.6 Curative Actions; Severability  . . . . . . . . . . . . . . .    69
     12.7 Action of a Stockholder . . . . . . . . . . . . . . . . . . .    71
     12.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .    71
     12.9 Construction  . . . . . . . . . . . . . . . . . . . . . . . .    71
     12.10      Counterparts  . . . . . . . . . . . . . . . . . . . . .    71
     12.11      Successors and Assigns  . . . . . . . . . . . . . . . .    72
     12.12      Cumulative Rights . . . . . . . . . . . . . . . . . . .    72
     12.13      Further Assurances  . . . . . . . . . . . . . . . . . .    72
     12.14      Specific Performance  . . . . . . . . . . . . . . . . .    72
     12.15      Compliance with Applicable Laws . . . . . . . . . . . .    73
     12.16      Accuracy of Information . . . . . . . . . . . . . . . .    73
     12.17      Disclosure  . . . . . . . . . . . . . . . . . . . . . .    73
     12.18      Survival of Certain Terms . . . . . . . . . . . . . . .    73
     12.19      No Third Party Beneficiaries  . . . . . . . . . . . . .    73
     12.20      Effectiveness; Entire Agreement . . . . . . . . . . . .    73
     12.21      ERISA Limitation  . . . . . . . . . . . . . . . . . . .    74



EXHIBITS

Exhibit A Form of Post-IPO Charter
Exhibit B Form of Post-IPO By-Laws
Exhibit C Form of Post-IPO Management Services Contract




                            ORGANIZATION AGREEMENT


     This Amended and Restated Organization Agreement made and entered into as of the 21st day of December, 1993, by and among R. PHILIP SILVER ("Silver"), D. GREG HORRIGAN ("Horrigan"), THE MORGAN STANLEY LEVERAGED EQUITY FUND II, L.P., a Delaware limited partnership ("MS Equity"), BANKERS TRUST NEW YORK CORPORATION, a New York corporation ("BTNY"), FIRST PLAZA GROUP TRUST, a group trust established under the laws of the State of New York ("First Plaza"), and SILGAN HOLDINGS INC., a Delaware corporation ("Holdings"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article II hereof or in any other Section.

                                  ARTICLE I

                                   PURPOSE

     1.1 Purpose. The purpose of this Agreement is to amend and restate the Organization Agreement dated June 30, 1989, by and among Silver, Horrigan, MS Equity, BTNY and Holdings (the "Existing Organization Agreement"), in order to set forth the various agreements and understandings among the Stockholders and Holdings concerning (a) the organization of Holdings; (b) the investment by First Plaza in Holdings; and (c) the terms governing the relationship among the Stockholders and between the Stockholders and Holdings for the term of this Agreement.

                                  ARTICLE II

                                 DEFINITIONS

     2.1  Definitions.

     "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations as in effect on the date of this Agreement under the Exchange Act (as hereinafter defined) and, with respect to First Plaza, such terms shall include any successor or underlying trust; provided, however, that with respect to MS Equity such terms shall not include any person which is not an Investment Entity.

     "Bank Financing" shall mean the Credit Agreement, dated as of December 21, 1993, among Silgan, Containers, Plastics, the financial institutions parties thereto, Bank of America National Trust and Savings Association, as Co-Agent, and Bankers Trust Company, as Agent, as in effect from time to time, and any refinancings, renewals, amendments or extensions thereof or additional borrowings thereunder.

     "Board of Directors" shall mean the board of directors of Holdings.

     "By-Laws" shall mean the By-Laws of Holdings as in effect on the date hereof.

     "Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of Holdings, as amended, substantially in the form of Exhibit E to the Stock Purchase Agreement, as filed with the Secretary of State of the State of Delaware and as in effect on the Closing Date.

     "Class A Stock" shall mean the Class A common stock, par value $.01 per share, of Holdings.

     "Class B Stock" shall mean the Class B common stock, par value $.01 per share, of Holdings.

     "Class C Stock" shall mean the Class C common stock, par value $.01 per share, of Holdings.

      "Closing Date" shall mean the date and time at which the Del Monte Acquisition is effective.

     "Common Stock" shall mean the Class A Stock, the Class B Stock and the Class C Stock.

     "Containers" shall mean Silgan Containers Corporation, a Delaware corporation which is an indirect wholly owned subsidiary of Holdings.

     "Del Monte Acquisition" shall mean the purchase by Containers of certain assets and the assumption by Containers of certain liabilities of Del Monte Corporation pursuant to the terms of a Purchase Agreement dated as of September 3, 1993 between Containers and Del Monte Corporation, as amended by the Amendment to Purchase Agreement dated as of December 10, 1993.

     "Estate" shall mean any and all assets left by a decedent and any executor, administrator or legal representative charged with the administration of such assets.

     "Exchange Act" shall mean the Securities Exchange Act of 1934 as in effect on the date of this Agreement.

     "Fair Market Value" shall mean the product of (i) the percentage of Holdings' outstanding common stock (assuming that there is only one class of Holdings' common stock as provided in (iii) below), owned at the date of determination by the Stockholder whose stock is the subject of the Transfer, multiplied by (ii) the number of shares of Holdings' common stock assumed to be outstanding as a result of the recapitalization referred to in clause
(iii) below, multiplied by (iii) the price per share at which the common stock of Holdings (assuming that there is only one class of common stock and a recapitalization on a basis that is determined by the investment banking firms involved in determining Fair Market Value to be appropriate for an optimal trading market in Holdings' common stock) would trade on a national securities exchange, on NASDAQ or otherwise, assuming full liquidity and the absence of any significant concentration of ownership of Holdings' common stock in any holder or group of holders in the opinion of such investment banking firms. In reaching such determination, such firm or firms shall set the fair market value of Holdings' common equity, after taking into account the amount of financial leverage in its capital structure and shall consider whatever factors it or they deem relevant, including the price to earnings ratio, the debt to equity ratio, the market value to book value ratio and the market value to cash flow ratio of the common stock of publicly traded companies in the same industry that are deemed reasonably comparable for this purpose.

     "Family Transferees" shall mean the spouse, children or grandchildren of, or any trust for the benefit of the spouse, children or grandchildren of, Silver or Horrigan.

     "Group" shall mean, collectively, Silver and Horrigan and their respective Affiliates and related Family Transferees and Estates (Silver and his Affiliates, Silver's Family Transferees and Silver's Estate deemed to be collectively one member of the Group; and Horrigan and his Affiliates, Horrigan's Family Transferees and Horrigan's Estate deemed to be collectively one member of the Group).

     "Initial Investors" shall mean, collectively, MS Equity, Silver and Horrigan and their respective Affiliates.

     "Initial Stockholders" shall mean, collectively, MS Equity, Silver, Horrigan and BTNY.

     "Investment Entity" shall mean any Person who (i) is primarily engaged in the business of investing in securities of other companies and not taking an active role in the management or operations of such companies and (ii) does not permit the participation or involvement in any way in the business or affairs of Holdings of a Person who is engaged in a business not described in clause (i); provided, however, that a Person shall not fail to be an Investment Entity solely because employees of such Person are directors or officers of a company described in clause (i).

     "Investment Entity Sale" shall mean the sale or transfer of shares of Common Stock to an Investment Entity.

     "Investors" shall mean Silver, Horrigan, BTNY, MS Equity, First Plaza and their respective Affiliates.

     "IPO" shall mean the consummation of the first public offering of Common Stock pursuant to a registration statement which has been declared effective under the Securities Act.

     "Morgan Stanley" shall mean Morgan Stanley & Co. Incorporated, financial advisor to Holdings.

     "Permanent Disability" shall mean the inability of Silver or Horrigan by reason of illness or injury to perform substantially all of his duties in any office in Holdings or its Affiliates during any continuous period of three hundred sixty-five (365) days.

     "Permitted Transfer" shall mean any transfer of shares of Common Stock permitted pursuant to Article V hereof.

     "Permitted Transferee" shall mean any Person to whom shares of Common Stock are transferred in a Permitted Transfer.

     "Person" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization or any other legal entity.

     "Plastics" shall mean Silgan Plastics Corporation, a Delaware corporation which is an indirect wholly owned subsidiary of Holdings.

     "Prime Rate" shall mean the rate of interest which Bankers Trust Company announces from time to time as its prime lending rate.

     "Pro Rata Amount" with respect to any holder of Class A Stock, Class B Stock or Class C Stock shall mean a fraction, the numerator of which shall be the total number of shares of Class A Stock, Class B Stock and/or Class C Stock owned by such holder (treating all such stock as a single class), and the denominator of which shall be the total number of shares of Class A Stock, Class B Stock and Class C Stock outstanding (treating all such shares as a single class).

     "Registration Expenses" shall mean in connection with any registration and related offering of securities under Article VII of this Agreement (i) all registration and filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel) in connection with blue sky qualifications, (iii) all printing expenses, (iv) all internal expenses of Holdings and its subsidiaries, (v) all fees and expenses incurred in connection with the listing of such securities on an exchange, (vi) the fees and disbursements of counsel for Holdings and customary fees and expenses for independent certified public accountants retained by Holdings (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter), (vii) the reasonable fees and expenses of one counsel for the Stockholders selling shares of Common Stock in the Secondary Tranche (as defined in Section 7.1(h)), and (viii) any other fees and expenses of any such registration and related offering of securities which are not Selling Expenses.

     "S&H Inc." shall mean S&H Inc., a Connecticut corporation.



     "Securities Act" shall mean the Securities Act of 1933 as in effect on the date of this Agreement.

     "Selling Expenses" shall mean in connection with any registration and related offering of securities under Article VII of this Agreement all underwriting discount, selling commissions and stock transfer taxes applicable to any such securities and all fees and disbursements of counsel for any of the Stockholders selling shares of Common Stock in the Secondary Tranche (other than the fees and disbursements of one counsel designated by such selling Stockholders).

     "Silgan" shall mean Silgan Corporation, a Delaware corporation which is a wholly owned subsidiary of Holdings.

     "Stock Purchase Agreement" shall mean the agreement, dated as of the date hereof, between Holdings and First Plaza, concerning the purchase by First Plaza of 250,000 shares of Class B Stock.

     "Stockholders" shall mean the Investors or any of their Permitted Transferees.

     "Stockholder" shall mean any of them or any of their Permitted
Transferees.

     "Third Party Sale" shall mean the sale or transfer by any Stockholder of such Stockholder's shares of Common Stock other than to an Affiliate of such Person, or such Person's Estate or to a Trust all the beneficiaries of which are Family Transferees, or an Estate or Trust of such Person or to a Family Transferee.

     "Transfer" shall mean sell, assign, transfer, exchange, mortgage, pledge or grant a security interest in, or otherwise dispose of or encumber an interest in, Holdings or shares of its capital stock.

     "Trust" shall mean any trust created by will or inter vivos transfer.



                                 ARTICLE III

                    REPRESENTATIONS AND WARRANTIES; LEGEND

     3.1  Representations and Warranties of the Stockholders.

          (a) Each of Silver and Horrigan represents and warrants to each of the other Stockholders and Holdings that he is the record and beneficial owner of 208,750 shares of Class A Stock; that he has the full power and authority to enter into this Agreement; that this Agreement has been duly authorized, executed and delivered by him; that the consummation of the transactions contemplated hereunder will not result in a breach or violation of, or a default under, any material agreement by which he or any of his properties is bound or any statute, rule, regulation, order or other law to which he is subject, nor require the obtaining of any consent or approval, permit or license from or filing with, any governmental authority or other Person by him in connection with the execution, delivery and performance by him of this Agreement, except for violations which would not, or consents or filings which, if not obtained or made, would not, in the aggregate, affect materially and adversely the business or financial condition of Silver or Horrigan and their respective Affiliates, taken as a whole; and that this Agreement constitutes (assuming its due authorization and execution by the other Stockholders and Holdings) his legal, valid and binding obligation.

          (b) MS Equity represents and warrants to each of the other Stockholders and Holdings that it is the record and beneficial owner of 417,500 shares of Class B Stock; that it is a limited partnership duly organized and validly existing under the laws of its jurisdiction of organization; that it has the power and authority under its agreement of limited partnership to enter into and perform this Agreement; that the execution of this Agreement by it has been duly authorized by all required partnership action; that the consummation of the transactions contemplated hereunder will not result in a breach or violation of, or a default under, its agreement of limited partnership or under any agreement of partnership of the general partner, or any material agreement by which it or any of its properties or any of its general partner's properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by MS Equity in connection with the execution, delivery and performance by it of this Agreement, except for violations which would not, or consents or filings which, if not obtained or made, would not, in the aggregate, affect materially and adversely the business, financial condition or results of operation of MS Equity; and that this Agreement constitutes (assuming its due authorization and execution by the other Stockholders and Holdings) its legal, valid and binding obligation. MS Equity further represents and warrants to Holdings that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

          (c) BTNY represents and warrants to the other Stockholders and Holdings that it is the record and beneficial owner of 50,000 shares of Class C Stock; that it is duly incorporated and validly existing as a corporation under the laws of the state of its jurisdiction of incorporation, and is in good standing therein; that it has the power and authority under its certificate of incorporation to enter into and perform this Agreement; that the execution of this Agreement by it has been duly authorized by all required corporate actions; that the consummation of the transactions contemplated hereunder will not result in a breach or violation of, or a default under, its certificate of incorporation, its by-laws, or any material agreement by which it or any of its properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by BTNY in connection with the execution, delivery and performance by it of this Agreement except for violations which would not, or consents or filings which, if not obtained or made, would not, in the aggregate, affect materially and adversely the business, financial condition or results of operation of BTNY and its Affiliates, taken as a whole; and that this Agreement constitutes (assuming its due authorization and execution by the other Stockholders and Holdings) its legal, valid and binding obligation.

          (d) First Plaza represents and warrants to each of the other Stockholders and Holdings that it is a trust duly organized and validly existing under the laws of its jurisdiction of organization; that it has the power and authority under its trust agreement to enter into and perform this Agreement; that the execution of this Agreement by it has been duly authorized; that the consummation of the transactions contemplated hereunder will not result in a breach or violation of, or a default under, its trust agreement or any material agreement by which it or any of its properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by First Plaza in connection with the execution, delivery and performance by it of this Agreement, except for violations which would not, or consents or filings which, if not obtained or made, would not, in the aggregate, affect materially and adversely its ability to consummate the transactions contemplated by, or fulfill its obligations under, this Agreement; and that this Agreement constitutes (assuming its due authorization and execution by the other Stockholders and Holdings) its legal, valid and binding obligation.


     3.2 Representations and Warranties of Holdings. Holdings represents and warrants to the Stockholders that it is duly incorporated and validly existing as a corporation under the laws of the state of its jurisdiction of incorporation, and is in good standing therein; that it has the power and authority under its Certificate of Incorporation to enter into and perform this Agreement; that the execution of this Agreement by it has been duly authorized by all required corporate actions; that the consummation of the transactions contemplated hereunder will not result in a breach or violation of, or a default under, its Certificate of Incorporation, its By-Laws, or any material agreement by which it or any of its properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by Holdings in connection with the execution, delivery and performance by it of this Agreement, except for violations which would not, or consents or filings which, if not obtained or made, would not, in the aggregate, affect materially and adversely the business, financial condition or results of operation of Holdings and its Affiliates, taken as a whole; and that this Agreement constitutes (assuming its due authorization and execution by the Stockholders) its legal, valid and binding obligation.

     3.3  Legend on Certificates.

          (a) The certificate (or certificates) representing the shares of Class B Stock to be purchased by First Plaza pursuant to the Stock Purchase Agreement shall bear the following legend on the face thereof:

          The shares represented by this certificate may not be sold, assigned, transferred, exchanged, mortgaged, pledged or otherwise disposed of or encumbered without compliance with the provisions of, and are otherwise restricted by the provisions of, that certain Amended and Restated Organization Agreement among R. Philip Silver,
     D. Greg Horrigan, The Morgan Stanley Leveraged Equity Fund II, L.P., Bankers Trust New York Corporation, First Plaza Group Trust and Silgan Holdings Inc. (the "Company") dated as of December 21, 1993 (the "Organization Agreement") and that certain Stockholders Agreement dated as of December 21, 1993 among the same parties as the parties to the Organization Agreement (the "Stockholders Agreement"). Notice is given that the Company's Restated Certificate of Incorporation and the Organization Agreement and Stockholders Agreement contain provisions with respect to the management of the Company, the composition and authority of its Board of Directors and the transferability of the shares represented by this certificate. Copies of the Organization Agreement and Stockholders Agreement are on file and available for inspection at the principal offices of the Company. Except as may otherwise be provided in the Organization Agreement and Stockholders Agreement, no transfer, sale, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate may be made except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws or (b) if the Company has been furnished with an opinion of counsel for the holder, which opinion and counsel shall be satisfactory to the Company, to the effect that no registration under the Act is required for such transfer, sale, assignment, pledge, hypothecation or other disposition because of the availability of an exemption from registration under the Act and the rules and regulations in effect thereunder and all applicable state securities laws.



          (b) The Initial Stockholders agree to exchange the certificates delivered to them at the time of original issuance of their shares of Common Stock (or any certificates subsequently issued to any Initial Stockholder) for certificates bearing the legend set forth in Section 3.3(a) above.







                                  ARTICLE IV

                            MANAGEMENT PROVISIONS

     4.1 Management Services Contract. As of the Closing Date, the Management Services Agreement, dated June 30, 1989, between Holdings and S&H Inc., as amended by Amendment No. 1 thereto, dated July 13, 1990, and Amendment No. 2 thereto, dated as of June 29, 1992 (the "Management Contract"), shall be amended and restated by an agreement substantially in the form of Exhibit D to the Stock Purchase Agreement (the Management Contract as so amended and restated being referred to as the "Amended Management Contract").

     4.2 Day-to-Day Operations. The parties to this Agreement shall take all necessary steps and actions (including, in the case of the Stockholders, voting their shares of Common Stock) in order to accomplish, comply with and maintain the following provisions: (i) the day-to-day operations of Holdings shall be managed by its Executive Officers and its other officers, in accordance with the duties and responsibilities ascribed to those officers in the Certificate of Incorporation and the By-Laws and (ii) such officers shall perform their duties in a manner consistent with the Amended Management Contract and, as to those matters not delegated under the Amended Management Contract, with directions which may be given from time to time by the Board of Directors.

     4.3  Arbitration of Deadlocks.

          (a) In the event that, from time to time, the Board of Directors shall be unable to reach agreement upon any particular matter submitted to it (an "Open Matter"), the Initial Investors, acting through either Silver or Horrigan and through a designee of MS Equity, shall hold one or more informal meetings promptly in an effort to discuss and resolve such Open Matter. The Initial Investors will seek to cause any conclusions arrived at during such meetings to be implemented, where necessary, by action of the Required Majority (as defined in the Certificate of Incorporation) of the Board of Directors.

          (b) If the procedure specified in paragraph (a) has not led to a satisfactory resolution regarding an Open Matter within 30 days of any Initial Investor seeking such an informal meeting with respect to such Open Matter, then, upon a finding by any two directors that failure to resolve the Open Matter threatens the continued existence of, or will result in irreparable injury to, Holdings, the Open Matter shall be submitted for determination in the following manner; provided, however, that (i) of the items set forth in subparagraphs one through twenty of Article SIXTH of Holdings' Certificate of Incorporation, only item number five may be so submitted and (ii) any Open Matter not involving an item set forth in subparagraphs one through twenty of Article SIXTH of Holdings' Certificate of Incorporation may be submitted to arbitration only if the Initial Investors agree that such item shall be so submitted. The directors in favor of the Open Matter as a group and the directors opposed to the Open Matter as a group shall, within ten days of such request, each appoint an independent person as arbitrator to resolve the Open Matter. The arbitrators so chosen promptly shall agree upon and appoint an independent person as an additional arbitrator. The arbitrators promptly shall determine whether the Open Matter meets the standard set forth in this paragraph as to matters which are to be submitted to arbitration by the Initial Investors, and, if so, promptly shall seek to resolve the Open Matter. The decision of the arbitrators shall be final and binding upon Holdings and the Stockholders. The Board of Directors or, if the Board of Directors shall not have done so within five days of the arbitrators' decision, the Stockholders shall take any and all action necessary to implement such decision. If, pursuant to the preceding sentence, the resolution of an Open Matter is submitted to the Stockholders for authorization, the Initial Investor which is in favor of such resolution shall be entitled to vote all of the shares of Class A Stock and Class B Stock held by any other Initial Investors in favor of such resolution, and the action of a majority of the holders of outstanding Class A Stock and Class B Stock, voting as a single class, shall be sufficient to approve such resolution.

          (c) If the arbitrators chosen by the Board of Directors are unable to agree upon and appoint an additional arbitrator, the Open Matter shall be resolved by three arbitrators appointed by the American Arbitration Association (the "AAA") in accordance with the then prevailing Commercial Arbitration Rules thereof (the "Rules"). The AAA shall be required to endeavor to appoint experts in a discipline relevant to the Open Matter and, if the same issue or an issue similar to the Open Matter has been submitted to arbitration by the Initial Investors before, to appoint one or more of the same arbitrators to determine the Open Matter and each such same (or similar) issue, but the failure to do any of the foregoing shall not be a basis for avoiding, setting aside or altering the arbitral award.

          (d) Any arbitration referred to in this Agreement shall be conducted under the Rules in the City of Wilmington, Delaware unless the parties mutually agree to have the arbitration held elsewhere, and the award made therein shall be entered in the applicable State Courts of Delaware or, as the case may be, the United States District Court for Delaware. Solely for the purposes of applying for an order confirming, modifying, correcting or vacating the award, the parties hereby consent and submit themselves to the personal jurisdiction of State Courts of Delaware or, as the case may be, the United States District Court for Delaware. Each party agrees that the arbitration provisions in the Certificate of Incorporation shall be binding upon the heirs or successors and the assigns and any trustee, receiver or executor of such party. Each party hereto shall bear the expense of its own representatives and any other expenses of the arbitration proceeding shall be borne by the parties as may be determined by the Rules or as may be assessed by the arbitrators. Except to the extent required by law, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings, any information about the hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.

     4.4 Investment Opportunities. Nothing in this Agreement shall be construed so as to prohibit any Stockholder from owning or investing in any business of any nature and description, independently or with others, and no Stockholder need disclose its intention to make any such investment to the other, nor advise Holdings of the opportunity presented by any such prospective investment; provided, however, that if the Group or either of its members is presented with any such opportunity which concerns the manufacture or sale of metal or plastic containers in North America (or such other products, if any, which the Stockholders determine, by majority vote of the outstanding shares of Class B Stock, are similar to such products as are manufactured or sold or proposed to be manufactured or sold in North America by Containers or Plastics or are otherwise directly competitive with products produced by Holdings and its subsidiaries), such member or members must first offer such opportunity to Holdings by submitting such opportunity to the Investment Opportunity Committee (as defined in the Certificate of Incorporation) of Holdings' Board of Directors for action. If such committee fails to approve the making of such investment by Holdings within 5 business days after receipt of the notice pursuant to which such submission to Investment Committee is made, the Group or either of its members shall then be free to take any action with respect to such investment as it, in its sole discretion, shall decide.

     4.5 Confidentiality. The Stockholders and Holdings agree that for the term of this Agreement and for a period of ten years after the termination hereof, (a) each shall use its best efforts to cause its respective directors and officers to keep confidential all intellectual property and other proprietary information of Holdings and its subsidiaries, including all information concerning pricing and terms of sale of products, and (b) each shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning any other party hereto furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement, except to the extent that any other information referred to in clause (a) or (b) above can be shown to have been
(i) previously known by the party to which it is furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished.



                                  ARTICLE V

                           RESTRICTIONS ON TRANSFER

     5.1  Limitations of Transfer.

          (a) Except as specifically permitted in this Article and in Articles VI and VII hereof and except in the case of Silver or Horrigan with respect to Transfers to a Family Transferee of Silver or Horrigan, respectively, no Stockholder shall, without the prior written consent of MS Equity, Silver and Horrigan, transfer any shares of Common Stock; provided, however, that First Plaza may transfer any shares of Common Stock held by it to one more successor trusts, and any such successor trust may transfer shares of Common Stock held by it to one or more successor trusts. Any Permitted Transfer shall not relieve a Stockholder from its obligations under this Agreement and shall not be effected unless and until the transferee agrees in writing prior to the Transfer to be bound by the terms of this Agreement, including all representations and warranties contained in Article III hereof with the appropriate changes reflecting the organization of such transferee, as and to the same extent that the transferor Stockholder was bound by this Agreement immediately prior to such Transfer.

          (b) Any Stockholder that effects a Permitted Transfer of the shares of Common Stock it holds understands and agrees with Holdings that:
(i) it may do so only in compliance with the Securities Act, as then in effect; (ii) no Transfer of any of the shares of Common Stock shall be permitted without a written opinion of counsel of recognized standing in securities laws (including in-house counsel) to the effect that the proposed Transfer of the shares of Common Stock would not be in violation of the Securities Act or any applicable state securities laws, which opinion shall be, at such Stockholder's expense, submitted to Holdings and shall be satisfactory in form and substance to Holdings and (iii) it will give notice of any such Permitted Transfer to each of the Investors. In addition, the Stockholders agree not to transfer any of the shares of Common Stock except for transfers made in compliance with the terms of this Agreement, the terms of Holdings' Certificate of Incorporation as in effect from time to time and all applicable federal and state securities laws.

          (c)  Any purported Transfer which does not comply with this Section
5.1 shall be deemed void and of no effect and shall be governed by the provisions of Section 5.3 hereof.

     5.2 Transfers to Affiliates. Each of MS Equity, BTNY, First Plaza, Silver, Horrigan and their Permitted Transferees shall be entitled from time to time, without the consent of any other Stockholders, to Transfer any or all of the shares of capital stock of Holdings owned by it to an Affiliate of such of MS Equity, BTNY, First Plaza, Silver, Horrigan and their Permitted Transferees; provided, however, that such transferee shall, prior to the Transfer, agree in writing to, and thereafter shall, re-transfer ownership of any shares of capital stock of Holdings owned by such transferee back to the transferor Stockholder prior to the time such transferee ceases to be an Affiliate of such Stockholder, if the transferor Stockholder is at the time of such re-transfer an Affiliate of an Initial Stockholder or, if not, to whichever of the Initial Stockholders was the original transferor of the shares in question. In the event that the transferee ceases to be an Affiliate of the transferor Stockholder without a transfer to the transferor Stockholder or the Initial Stockholder which was the original transferor, as the case may be, having taken place, the ownership of such shares by such transferee shall be governed by the provisions of Section 5.3 hereof.

     5.3 Effect of Void Transfers. In the event a Transfer of any shares of Common Stock has taken place or, with regard to Section 5.2 hereof, remains in place in violation of the provisions of this Article, such Transfer shall be void and of no effect, and no dividend of any kind whatsoever nor any distribution pursuant to liquidation or otherwise shall be paid by Holdings to the transferee in respect of such shares (all such dividends and distributions being deemed waived), and the voting rights of such shares on any matter whatsoever shall remain vested in the transferor, during the period commencing with such party's initial failure of compliance and ending when compliance shall have occurred.

     5.4  Right of First Refusal.

          (a) Other than Transfers permitted by Sections 5.1 and 5.2 hereof, at any time prior to June 30, 1994, MS Equity may sell or transfer any shares of Common Stock owned by it only as follows: MS Equity must give notice (the "MS Offer Notice") to the Group setting forth the number of shares of Common Stock (the "MS Offered Shares") proposed to be sold, the terms and conditions of such sale or transfer, and the price or method for determining such price. Except as set forth in the last sentence of this Section 5.4(a), the Group shall have the right to purchase some or all of the MS Offered Shares at such price and on such terms and conditions set forth in the MS Offer Notice. Within fifty-five (55) days of receipt of the MS Offer Notice, the Group shall notify MS Equity whether it will exercise its right to purchase the MS Offered Shares. Failure of the Group to so notify MS Equity shall be deemed a determination by the Group not to purchase the MS Offered Shares. If the Group exercises its respective right to purchase the MS Offered Shares, the Group must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the MS Offer Notice. No shares of Common Stock may be purchased pursuant to this Section 5.4(a) unless all the shares of Common Stock set forth in the MS Offer Notice are purchased or unless MS Equity consents to the purchase of less than all the MS Offered Shares.

          (b) Other than Transfers permitted by Sections 5.1 and 5.2 hereof, at any time prior to June 30, 1994, each member of the Group may sell or transfer any shares of Common Stock owned by such member only as follows: such member of the Group (the "Group Offeror") must give notice (the "Group Offer Notice") to the other member of the Group and MS Equity setting forth the number of shares of Common Stock (the "Group Offered Shares") proposed to be sold, the terms and conditions of such sale or transfer, and the price or method for determining such price. Except as set forth in the last sentence of this Section 5.4(b), the other member of the Group shall have the right to purchase some or all of the Group Offered Shares at such price and on such conditions set forth in the Group Offer Notice. Within fifty-five (55) days of the receipt of the Group Offer Notice, the other member of the Group shall notify the Group Offeror and MS Equity whether it will exercise its right to purchase the Group Offered Shares. Failure of the other member of the Group to so notify all such parties shall be deemed a determination by such other member of the Group not to purchase the Group Offered Shares. If such other member of the Group elects to purchase none, or less than all, of the Group Offered Shares, MS Equity shall have the right to purchase all the Group Offered Shares not purchased by the other member of the Group. Within sixty
(60) days of receipt of the Group Offer Notice, MS Equity shall notify the Group whether they will exercise their right to purchase such remaining Group Offered Shares. Failure of MS Equity to so notify all such parties shall be deemed a determination by MS Equity not to purchase the Group Offered Shares. If either the other member of the Group or MS Equity exercises its respective right to purchase the Group Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the Group Offer Notice. No shares of Common Stock may be purchased pursuant to this Section 5.4(b) unless all the shares of Common Stock set forth in the Group Offer Notice are purchased or unless the Group Offeror consents to the purchase of less than all the Group Offered Shares.

          (c) Other than Transfers permitted by Sections 5.1 and 5.2 hereof, at any time prior to June 30, 1994, BTNY may sell or transfer any of its shares of Common Stock only as follows: BTNY must give notice (the "BTNY Offer Notice") to MS Equity and the Group (the "Section 5.4(c) Offerees") setting forth the number of shares of Common Stock (the "BTNY Offered Shares") proposed to be sold, the terms and conditions of such sale or transfer, and the price or method for determining such price. Except as set forth in the sixth sentence of this Section 5.4(c), each Section 5.4(c) Offeree shall have the right to purchase that percentage of the BTNY Offered Shares determined by dividing the total number of shares of Common Stock owned by such Section 5.4(c) Offeree by the total number of shares of Common Stock owned by both Section 5.4(c) Offerees; provided that in the event a
Section 5.4(c) Offeree elects to purchase less than its full proportionate share, then the other Section 5.4(c) Offeree shall have the right to purchase all of such remaining BTNY Offered Shares. Within fifty-five (55) days of the receipt of the BTNY Offer Notice, each Section 5.4(c) Offeree shall notify BTNY and the other Section 5.4(c) Offeree whether it will exercise its right to purchase its proportionate share and the maximum number of BTNY Offered Shares such Section 5.4(c) Offeree would elect to purchase. Failure of a Section 5.4(c) Offeree to so notify all such parties shall be deemed a determination by such Section 5.4(c) Offeree not to purchase the BTNY Offered Shares. If either of the Section 5.4(c) Offerees exercises its respective right to purchase the BTNY Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of exercise of such right at a price equal to or greater than the price and upon the same terms and conditions set forth in the BTNY Offer Notice. No shares of Common Stock may be purchased pursuant to this Section 5.4(c) unless all the shares of Common Stock set forth in the BTNY Offer Notice are purchased or unless BTNY consents to the purchase of less than all the BTNY Offered Shares.

          (d) Other than Transfers permitted by Sections 5.1 and 5.2 hereof, at any time prior to June 30, 1994, First Plaza may sell or transfer any of its shares of Common Stock only as follows: First Plaza must give notice (the "First Plaza Offer Notice") to MS Equity and the Group (the "Section 5.4(d) Offerees") setting forth the number of shares of Common Stock (the "First Plaza Offered Shares") proposed to be sold, the terms and conditions of such sale or transfer, and the price or method for determining such price. Except as set forth in the sixth sentence of this Section 5.4(d), each
Section 5.4(d) Offeree shall have the right to purchase that percentage of the First Plaza Offered Shares determined by dividing the total number of shares of Common Stock owned by such Section 5.4(d) Offeree by the total number of shares of Common Stock owned by both Section 5.4(d) Offerees; provided that in the event a Section 5.4(d) Offeree elects to purchase less than its full proportionate share, then the other Section 5.4(d) Offeree shall have the right to purchase all of such remaining First Plaza Offered Shares. Within fifty-five (55) days of the receipt of the First Plaza Offer Notice, each Section 5.4(d) Offeree shall notify First Plaza and the other
Section 5.4(d) Offeree whether it will exercise its right to purchase its proportionate share and the maximum number of First Plaza Offered Shares such
Section 5.4(d) Offeree would elect to purchase. Failure of a Section 5.4(d) Offeree to so notify all such parties shall be deemed a determination by such
Section 5.4(d) Offeree not to purchase the First Plaza Offered Shares. If either of the Section 5.4(d) Offerees exercises its respective right to purchase the First Plaza Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of exercise of such right at a price equal to or greater than the price and upon the same terms and conditions set forth in the First Plaza Offer Notice. No shares of Common Stock may be purchased pursuant to this Section 5.4(d) unless all the shares of Common Stock set forth in the First Plaza Offer Notice are purchased or unless First Plaza consents to the purchase of less than all of the First Plaza Offered Shares.

          (e) In addition to transfers permitted by Sections 5.1 and 5.2 hereof, at any time on or after June 30, 1994, MS Equity may effect any Investment Entity Sale (or, if an Event of Default has occurred and is continuing under Paragraph 5(a) of the Amended Management Contract, any Third Party Sale) if MS Equity first offers such MS Offered Shares to Holdings, the Group and BTNY (the "Section 5.4(e) Offerees") for purchase in compliance with this Section 5.4(e). Subject to the last paragraph of this Section 5.4(e), MS Equity may not sell or transfer (including without limitation in a transaction of the type set forth in Section 5.1 hereof) shares of Common Stock held by MS Equity to a transferee other than the Section 5.4(e) Offerees unless MS Equity shall have made available to BTNY and First Plaza the opportunity to participate in such sale or transfer, by selling before or simultaneously with the closing of any such sale by MS Equity, a percentage of BTNY's shares of Common Stock and a percentage of First Plaza's shares of Common Stock, each of which is equal to the percentage of MS Equity's shares of Common Stock to be sold or offered, at the same price per share and on the same terms and conditions as those of the Investment Entity Sale or the Third Party Sale, as the case may be (such rights of BTNY and First Plaza are referred to herein as the "Pro Rata Rights"). MS Equity shall promptly provide an MS Offer Notice to the Section 5.4(e) Offerees and to First Plaza setting forth the terms of the proposed Investment Entity Sale or Third Party Sale, including the identity of the proposed purchaser, the number of shares of Common Stock being sold, the terms and conditions of the Investment Entity Sale or Third Party Sale, and the price or method of determining such price. The MS Offer Notice shall notify BTNY and First Plaza of each of their Pro Rata Rights, if applicable. Within fifteen (15) days of the receipt of the MS Offer Notice, Holdings shall notify MS Equity and the other Section 5.4(e) Offerees whether it will exercise its right to purchase up to all the MS Offered Shares. Failure of Holdings to so notify all such parties shall be deemed a determination by Holdings not to purchase the MS Offered Shares. If Holdings determines to purchase less than all the MS Offered Shares, and if the Group desires to purchase any or all of such remaining MS Offered Shares, the Group shall notify MS Equity and the other Section 5.4(e) Offerees within twenty-five (25) days of the receipt of the MS Offer Notice of the number of MS Offered Shares, if any, that the Group will exercise its right to purchase. Failure of the Group to so notify all such parties shall be deemed a determination by the Group not to purchase the MS Offered Shares. If Holdings and the Group determine to purchase in the aggregate less than all the MS Offered Shares, and if BTNY desires to purchase all of such remaining MS Offered Shares, BTNY shall notify MS Equity and the other Section 5.4(e) Offerees within thirty (30) days of receipt of the MS Offer Notice that BTNY will exercise its right to purchase such remaining MS Offered Shares.
Failure of BTNY to so notify all such parties shall be deemed a determination by BTNY not to purchase the MS Offered Shares. No shares of Common Stock may be purchased by any of the Section 5.4(e) Offerees, or a combination thereof, pursuant to this Section 5.4(e) unless all the shares of Common Stock set forth in the MS Offer Notice are purchased or unless MS Equity consents to the purchase of less than all the MS Offered Shares. If any of the Section 5.4(e) Offerees exercises its respective right to purchase the MS Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the MS Offer Notice. If none of the Section 5.4(e) Offerees, or a combination thereof, determines to purchase in the aggregate all the MS Offered Shares, and if MS Equity has not consented to the purchase of less than all the MS Offered Shares, MS Equity shall, subject to the Pro Rata Rights, be free to sell the MS Offered Shares to the purchaser designated in the MS Offer Notice, provided that (i) such sale is consummated within ninety (90) days after the expiration of the thirty (30) day period referred to above at a price equal to or greater than the price and upon the same terms and conditions as set forth in the MS Offer Notice and (ii) the transferee agrees to be bound by all of the terms and provisions of this Agreement.

      In addition to the rights and obligations set forth above, if MS Equity proposes to make an Investment Entity Sale or Third Party Sale pursuant to this Section 5.4(e), MS Equity may give notice (the "Pro Rata Notice") to BTNY and First Plaza (each a "Pro Rata Rights-Holder") setting forth the price range within which MS Equity intends to sell its shares of Common Stock. The Pro Rata Notice shall also set forth that such notice is being delivered pursuant to this paragraph and that the failure of a Pro Rata Rights-Holder to provide the Response Notice (as defined below) shall be deemed a determination by such Pro Rata Rights-Holder not to exercise its Pro Rata Rights with respect to the proposed sale which is the subject of such Pro Rata Notice. The maximum price set forth in the Pro Rata Notice shall not exceed by more than 25% the minimum price set forth in the Pro Rata Notice. Within fifteen (15) days after the receipt of the Pro Rata Notice, each Pro Rata Rights-Holder shall notify MS Equity (the "Response Notice") whether, subject to such Pro Rata Rights-Holder's right of first refusal, if any, as provided herein, such Pro Rata Rights-Holder intends to exercise its Pro Rata Rights, the price at which such Pro Rata Rights-Holder would be willing to exercise its Pro Rata Rights and the number of shares of Common Stock that such Pro Rata Rights-Holder wishes to include in the proposed Investment Sale or Third Party Sale. Subject to a Pro Rata Rights-Holder's right of first refusal, if any, as provided herein, the Response Notice shall be deemed an irrevocable commitment of such Pro Rata Rights-Holder to exercise its Pro Rata Rights to sell the number of shares of Common Stock specified therein for at least the price specified therein (the "Designated Price"); provided, however, that if MS Offered Shares are sold at a price which exceeds the Designated Price, such Pro Rata Rights-Holder shall have the right to sell the number of shares of Common Stock specified in the Response Notice at such higher price. Failure of a Pro Rata Rights-Holder to notify MS Equity shall be deemed a determination by such Pro Rata Rights-Holder not to exercise its Pro Rata Rights with respect to the Investment Entity Sale or Third Party Sale which is the subject of the Pro Rata Notice.

          (f) In addition to Transfers permitted by Sections 5.1 and 5.2 hereof, at any time on or after June 30, 1994, each member of the Group may effect any Third Party Sale if such Group Offeror first offers such Group Offered Shares to the other member of the Group, Holdings, MS Equity and BTNY (the "Section 5.4(f) Offerees") for purchase in compliance with this Section 5.4(f). The Group Offeror shall promptly provide a Group Offer Notice to the
Section 5.4(f) Offerees with a copy to First Plaza setting forth the terms of the proposed Third Party Sale, including the identity of the proposed purchaser, the number of shares of Common Stock being sold, the terms and conditions of such sale, and the price or method for determining such price. Within fifteen (15) days of the receipt of the Group Offer Notice, the other member of the Group shall notify the Group Offeror and the other Section 5.4(f) Offerees whether it will exercise its right to purchase up to all the Group Offered Shares. Failure of the other member of the Group to so notify all such parties shall be deemed a determination by such other member of the Group not to purchase the Group Offered Shares. If the other member of the Group determines to purchase less than all the Group Offered Shares, and Holdings desires to purchase any or all of such remaining Group Offered Shares, then Holdings shall, within twenty (20) days of receipt of the Group Offer Notice, notify the Group Offeror and the other Section 5.4(f) Offerees of the number of Group Offered Shares, if any, that Holdings will exercise its right to purchase. Failure of Holdings to so notify all such parties shall be deemed a determination by Holdings not to purchase the Group Offered Shares. If the other member of the Group and Holdings determine to purchase in the aggregate less than all the Group Offered Shares, and if MS Equity desires to purchase any or all of such remaining Group Offered Shares, MS Equity shall notify the Group Offeror and the other Section 5.4(f) Offerees within twenty-five (25) days of the receipt of the Group Offer Notice of the number of Group Offered Shares, if any, that MS Equity will exercise its right to purchase. Failure of MS Equity to so notify all such parties shall be deemed a determination by MS Equity not to purchase the Group Offered Shares. If the other member of the Group, Holdings and MS Equity determine to purchase in the aggregate less than all the Group Offered Shares, and if BTNY desires to purchase all of such remaining Group Offered Shares, BTNY shall notify the Group Offeror and the other Section 5.4(f) Offerees within thirty (30) days of receipt of the Group Offer Notice that BTNY will exercise its right to purchase such remaining Group Offered Shares. Failure of BTNY to so notify all such parties shall be deemed a determination by BTNY not to purchase the Group Offered Shares. No shares of Common Stock may be purchased by any of the Section 5.4(f) Offerees, or a combination thereof, pursuant to this Section 5.4(f) unless all the shares of Common Stock set forth in the Group Offer Notice are purchased or unless the Group Offeror consents to the purchase of less than all the Group Offered Shares. If any of the Section 5.4(f) Offerees exercises its respective right to purchase the Group Offered Shares, such party must consummate the purchase within ninety
(90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the Group Offer Notice. If none of the Section 5.4(f) Offerees, or a combination thereof, determines to purchase in the aggregate all the Group Offered Shares, the Group Offeror shall be free to sell the Group Offered Shares to the purchaser designated in the Group Offer Notice, provided that
(i) such sale is consummated within ninety (90) days after the expiration of the thirty (30) day period referred to above at a price equal to or greater than the price and upon the same terms and conditions as set forth in the Group Offer Notice and (ii) the transferee agrees in writing to be bound by all of the terms and provisions of this Agreement.

          (g) In addition to Transfers permitted by Sections 5.1 and 5.2 hereof, at any time on or after June 30, 1994, BTNY may effect any Third Party Sale if BTNY first offers such BTNY Offered Shares to Holdings, MS Equity and the Group (MS Equity and the Group being referred to herein as the "Section 5.4(g) Offerees"). BTNY shall promptly provide a BTNY Offer Notice to Holdings and the Section 5.4(g) Offerees with a copy to First Plaza setting forth the terms of the proposed Third Party Sale, including the identity of the proposed purchaser, the number of shares of Common Stock being sold, the terms and conditions of such sale, and the price or method for determining such price. Within fifteen (15) days of the receipt of the BTNY Offer Notice, Holdings shall notify BTNY and the Section 5.4(g) Offerees whether it will exercise its right to purchase up to all the BTNY Offered Shares. Failure of Holdings to so notify all such parties shall be deemed a determination by Holdings not to purchase the BTNY Offered Shares. If Holdings determines to purchase less than all the BTNY Offered Shares, then each Section 5.4(g) Offeree shall have the right to purchase up to that percentage of the BTNY Offered Shares determined by dividing the total number of shares of Common Stock owned by such Section 5.4(g) Offeree by the total number of shares of Common Stock owned by both Section 5.4(g) Offerees; provided that in the event a Section 5.4(g) Offeree elects to purchase less than its full proportionate share, then the other Section 5.4(g) Offeree shall have the right to purchase such remaining BTNY Offered Shares. Within twenty (20) days of the receipt of the BTNY Offer Notice, each Section 5.4(g) Offeree shall notify BTNY, Holdings and the other Section 5.4(g) Offeree whether it will exercise its right to purchase its proportionate share and the maximum number of BTNY Offered Shares such Section 5.4(g) Offeree would elect to purchase. Failure of a Section 5.4(g) Offeree to so notify all such parties shall be deemed a determination by such Section 5.4(g) Offeree not to purchase BTNY Shares. No shares of Common Stock may be purchased by Holdings or the Section 5.4(g) Offerees, or a combination thereof, pursuant to this
Section 5.4(g) unless all the shares of Common Stock set forth in the BTNY Offer Notice are purchased or unless BTNY consents to the purchase of less than all the BTNY Offered Shares. If any of Holdings or the Section 5.4(g) Offerees exercises its respective right to purchase the BTNY Offered Shares, such party must consummate the purchase within ninety (90) days after the date of the notice of such exercise at a price equal to or greater than the price and upon the same terms and conditions set forth in the BTNY Offer Notice. If none of Holdings or the Section 5.4(g) Offerees, or a combination thereof, determines to purchase in the aggregate all the BTNY Offered Shares, BTNY shall be free to sell the BTNY Offered Shares to the purchaser designated in the BTNY Offer Notice, provided that (i) such sale is consummated within ninety (90) days after the expiration of the twenty (20) day period referred to above at a price equal to or greater than the price and upon the same terms and conditions as set forth in the BTNY Offer Notice and (ii) the transferee agrees in writing to be bound by all of the terms and provisions of this Agreement.

          (h) The purchase price for any shares of Common Stock purchased by a Stockholder or Holdings pursuant to this Section 5.4 shall be paid by the purchaser at the closing of such sale in immediately available funds against delivery by the seller of the shares of Common Stock being sold, free and clear of all liens, charges and encumbrances, in the form of the certificate or certificates representing such shares of Common Stock, accompanied by appropriate stock powers, duly executed or endorsed in blank, with the appropriate transfer tax stamps affixed.

          (i) In the event either member of the Group, MS Equity, BTNY or First Plaza fails to comply with the provisions of this Section 5.4 in respect of any sale, such sale shall be void and of no effect, and the shares of Common Stock so sold shall be governed by the terms of Section 5.3 hereof for the period commencing with the initial failure of compliance with this
Section 5.4 and ending when all parties having such rights of first refusal shall have been given a full opportunity to exercise its rights under and in accordance with the terms of this Agreement, or when such parties having a right of first refusal shall have waived their respective rights of first refusal in writing.

          (j) At any time on or after June 30, 1994, either MS Equity or the Group shall have the right to require a Recapitalization Transaction (as hereinafter defined) to be consummated, such right to be the subject of at least sixty (60) days' prior written notice (the "Recapitalization Notice") by whichever of MS Equity or the Group desires to exercise such right (the "Initiating Party") to the other party (the "Receipt Party"), BTNY and First Plaza specifying the terms of such Recapitalization Transaction. Upon receipt of the Recapitalization Notice, the Receipt Party, BTNY and First Plaza shall promptly take all reasonable steps necessary to assist in the consummation of the Recapitalization Transaction including the voting of its shares of Common Stock in favor thereof. "Recapitalization Transaction" shall mean any transaction involving Holdings, including a merger, consolidation, exchange of securities or liquidation, pursuant to which MS Equity and the Group or their respective Permitted Transferees retain their proportionate ownership of shares of Common Stock in Holdings or of the shares of a Resultant Entity; provided that: (i) the value of any securities of the Resultant Entity which the Receipt Party acquires or retains does not exceed 67% of the difference between (x) the value of such securities and cash, if any, received by the Receipt Party and (y) all federal, state and local taxes payable by the Receipt Party as a result of the Recapitalization Transaction; (ii) if MS Equity or its Permitted Transferee is the Initiating Party and MS Equity or its Permitted Transferee will not own all of the voting equity securities in the Resultant Entity not owned by the Group (the "MS Equity Securities"), (A) the Group shall have the right to purchase all or a portion of the MS Equity Securities in the same manner and under the same procedure as provided in Section 5.4(e) with respect to the Group and
(B) to the extent the Group determines to purchase less than all of the MS Equity Securities and such partial purchase is agreed to by MS Equity as in the case of partial purchases under Section 5.4(e), the successor in interest to MS Equity or its Permitted Transferees shall be an Investment Entity (the "Successor Entity"); (iii) if the Group or its Permitted Transferees is the Initiating Party and the Group or its Permitted Transferees will not own all of the voting equity securities in the Resultant Entity not owned by MS Equity (the "Group Securities"), MS Equity shall have the right to purchase all of the Group Securities in the same manner and under the same procedure as provided in Section 5.4(f); and (iv) the majority in principal amount of the indebtedness incurred in connection with such Recapitalization Transaction shall be held at closing, and for at least one year after closing, by a Person or Persons who are not Affiliates of the Group, MS Equity or their respective Permitted Transferees or the Successor Entity, except insofar as such indebtedness is held by an Affiliate of MS Equity performing normal functions as an underwriter or in connection with normal market making procedures in the aftermath of an underwriting. "Resultant Entity" shall mean the corporation, partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization or other entity that is the surviving or continuing entity after a Recapitalization Transaction.

     5.5 Right to Sell Stock Upon Death or Disability; Purchase Price; Terms of Purchase.

          (a) If prior to June 30, 1994, the active provision of services by either Silver or Horrigan (collectively, the "Managers", and individually, a "Manager") to Holdings or any of its subsidiaries shall be terminated by reason of such Manager's (x) death or (y) Permanent Disability, each of such Manager and his Affiliates, Family Transferees, Estate and any of his Trusts (collectively, the "Manager Seller") shall have the right to sell all the shares of Class A Stock held by the Manager Seller to Holdings; provided that the Manager Seller shall first offer to sell all such shares to the member of the Group not affiliated with the Manager Seller at the price and upon the terms and conditions set forth in this Section 5.5. The Manager Seller shall give written notice (the "Manager Seller Notice") to the other member of the Group and Holdings within six months after the date that the Manager's provision of services ended. Within fifty-five (55) days of the receipt of the Manager Seller Notice, the other member of the Group shall notify the Manager Seller and Holdings of the number of shares of Class A Stock, if any, that it will exercise its right to purchase. Failure of such other member of the Group to so notify all such parties shall be deemed a determination by such other member of the Group not to purchase such shares. If the other member of the Group determines to purchase less than all the Manager Seller's shares of Class A Stock, the Manager Seller shall have the right to sell to Holdings, and, subject to the provisions of this Section 5.5, Holdings shall be obligated to purchase, all such remaining shares at the price and upon the terms and conditions set forth in this Section 5.5.

          (b) Unless otherwise specified, all shares of Class A Stock purchased by the other member of the Group or Holdings pursuant to Section 5.5(a) hereof shall be purchased at Fair Market Value. The aggregate purchase price shall be paid in cash or, at the option of the purchaser, by a promissory note of such purchaser (a "Note"), against delivery by the Manager Seller of the shares of Class A Stock being sold, free and clear of all liens, charges and encumbrances, in the form of the certificate or certificates representing such shares, accompanied by appropriate stock powers, duly executed or endorsed in blank, with the appropriate transfer tax stamps affixed. Such Note shall bear simple interest at a rate of not less than the Prime Rate plus 5% per annum and shall be payable semiannually.
Such Note shall mature on a date selected by the purchaser, which date (the "Maturity Date"), if permitted under the terms of the Holdings Agreements (as defined below), shall be no later than the earlier of (i) five (5) years from the date hereof and (ii) the date of an IPO, and which Maturity Date, in any event, shall be no later than July 1, 2002, subject to acceleration or prepayment at the option of the purchaser; provided, however, in the case of Holdings, that such acceleration or prepayment shall be permitted only if it would be permitted under the terms of the Holdings Agreements. For purposes of this Agreement, the term "Holdings Agreements" shall mean the Indenture dated June 29, 1992, relating to Holdings' 13-1/4% Discount Debentures due 2002 (the "Debentures"), or any credit agreement or agreements replacing, or representing a refinancing of the Debentures, and the Amended and Restated Holdings Guaranty, dated as of June 30, 1989, and amended and restated as of June 18, 1992, and further amended and restated as of December 21, 1993, entered into in connection with the Bank Financing (as the same may be amended, modified, supplemented or replaced from time to time, the "Guaranty").

          (c) Holdings shall not be obligated to purchase any shares of Class A Stock pursuant to this Agreement, regardless of whether it has delivered a notice of its election to purchase any such shares, (i) if the purchase thereof would result in a violation of any law, statute, order, writ, injunction, decree, judgment, rule, regulation, policy or guideline promulgated, or judgment entered, by any federal, state, local or foreign court or governmental authority applicable to Holdings or any of its subsidiaries or any of its or their property, or (ii) to the extent that, after giving effect thereto, Holdings would be in default (or with notice or lapse of time or both would be in default) under the terms of the Holdings Agreements.

          (d) The closing of any purchase of shares of Class A Stock by the other member of the Group or Holdings pursuant to Section 5.5(a) shall take place at the principal office of Holdings within twenty (20) business days after the giving of notice by the purchaser in accordance with this Agreement.

     5.6  Right to Purchase Stock; Purchase Price; Terms of Purchase.

          (a) If prior to June 30, 1994, the active provision of services of either of the Managers to Holdings or any of its subsidiaries shall be terminated by reason of such Manager's (x) death or (y) permanent Disability; or (z) if either of the Managers at any time is convicted of a felony directly related to the business conduct of Silgan, the member of the Group not affiliated with such Manager shall have the right to purchase all of the shares of Common Stock (of any class) then held by such Manager Seller at the price and upon the terms and conditions set forth in this Section 5.6. If the other member of the Group determines to purchase less than all the Manager Seller's shares of Common Stock, Holdings shall have the right to purchase all such remaining shares of Common Stock at the price and upon the terms and conditions set forth in this Section 5.6. Within fifty-five (55) days of the date that the Manager's provision of services ended, the other member of the Group shall notify the Manager Seller and Holdings of the number of shares of Common Stock, if any, that it will exercise its right to purchase. Failure of the other member of the Group to so notify all such parties shall be deemed a determination by such other member of the Group not to purchase such shares of Common Stock. If the other member of the Group determines to purchase less than all the shares of Common Stock held by the Manager Seller, Holdings shall, within sixty (60) days of the date that such Manager's provision of services ended, notify the Manager Seller and the other member of the Group whether it will exercise its right to purchase all of such remaining shares of Common Stock. Failure of Holdings to so notify all such parties shall be deemed a determination by Holdings not to purchase such shares of Common Stock. No shares of Common Stock may be purchased by the other member of the Group or Holdings, or a combination thereof, pursuant to this Section 5.6 unless all the Manager Seller's shares of Common Stock are purchased or unless the Manager Seller consents to the purchase of less than all such Manager Seller's shares of Common Stock.

          (b) All shares of Common Stock purchased by the other member of the Group or Holdings pursuant to this Section 5.6 shall be purchased at Fair Market Value in the case of termination pursuant to clauses (x) and (y) of subsection (a) of this Section 5.6, and Adjusted Book Value in the case of any event described in clause (z) of subsection (a) of this Section 5.6, and on terms in accordance with the provisions of Section 5.5(b) hereof; provided, however, that the aggregate purchase price for all shares of Common Stock purchased by Holdings pursuant to Section 5.6(a) shall be paid in cash. "Adjusted Book Value" per Share shall mean (a) the sum of (i) an amount equal to the total number of shares of Common Stock outstanding on the Closing Date multiplied by $35 plus (ii) the aggregate exercise prices of all outstanding stock options and other rights to acquire shares of Common Stock, if any, and the aggregate conversion prices of all securities convertible into shares of Common Stock, if any, divided by (b) the sum of (i) the number of shares of Common Stock then outstanding plus (ii) the number of shares of Common Stock, if any, issuable upon the exercise of all outstanding stock options and other rights to acquire shares of Common Stock, if any, and the conversion of all securities convertible into shares of Common Stock, if any, plus (c) interest accrued to the date of exercise on such amount since the Closing Date at a rate of twelve percent (12%) per annum.




                                  ARTICLE VI

                           CALL OPTION OF HOLDINGS

     6.1  First Plaza's Obligation to Sell.  At any time prior to the fifth
(5th) anniversary of the Closing Date, Holdings shall have the right and option from time to time to purchase from First Plaza, and First Plaza shall have the obligation to sell to Holdings, all (but not less than all) of the 250,000 shares of Class B Stock being purchased by First Plaza pursuant to the Stock Purchase Agreement (hereinafter referred to as the "Call"), for a price per share (as such price may be adjusted pursuant to Section 6.3) equal to the Call Purchase Price and otherwise pursuant to the terms and conditions of this Article VI. For purposes of this Agreement, the "Call Purchase Price" shall be a price per share equal to the greater of (i) $120 per share and (ii) the purchase price necessary to yield on an annual basis a compound return on investment of forty percent (40%).

     6.2 Exercise of Call. Holdings may exercise the Call by delivering an irrevocable written and dated notice of exercise (the "Notice of Exercise") to First Plaza indicating Holdings' intention to exercise the Call. Within thirty (30) days of the date of such Notice of Exercise, Holdings shall pay the Call Purchase Price to First Plaza, and upon receipt of such payment First Plaza shall deliver one or more stock certificates representing the total number of shares subject to the Call, together with one or more duly executed stock powers attached thereto, all in proper form for transfer. The Call Purchase Price shall be payable entirely in cash by wire transfer of immediately available funds.

     6.3 Adjustment of Shares and Call Purchase Price. In the event of any stock dividend, stock split, combination of shares, subdivision or other recapitalization of the capital stock of Holdings, the number of shares subject to the Call and the Call Purchase Price payable hereunder shall be proportionately adjusted to take into account each of any such events.



                                 ARTICLE VII

                                  LIQUIDITY

     7.1  Right to Demand an Initial Public Offering of the Common Stock.

          (a) At any time after June 15, 1996, the holders of a majority of the issued and outstanding shares of Class A Stock and Class B Stock (considered together as a class and being referred to herein as the "Required Majority") may by written notice to Holdings (an "IPO Notice") require Holdings to pursue an IPO on the terms and conditions herein provided.

          (b) The IPO Notice shall set forth (i) the total number of shares of Common Stock which such holders propose be included in the IPO, (ii) the number of shares of Common Stock proposed to be included in the Primary Tranche (as such term is defined below); (iii) the number of shares of Common Stock, if any, which such holders desire to offer for sale in the Secondary Tranche (as such term is defined below) and (v) the name of the investment banking firm designated by such holders to act as managing underwriter for the IPO, which investment banking firm shall be Morgan Stanley (or an Affiliate of Morgan Stanley) or another firm designated by MS Equity reasonably acceptable to Holdings. The Required Majority shall deliver copies of the IPO Notice to the other Stockholders promptly upon delivery of the IPO Notice to Holdings.

          (c) The IPO Notice shall be accompanied by a letter (the "Underwriter's Letter") from a major underwriter of national reputation (which may be Morgan Stanley or an Affiliate of Morgan Stanley) expressing its belief that an IPO could be successfully effected at such time at a price per share not less than the Minimum Price (as defined below).

          (d) Upon receipt of the IPO Notice and the Underwriter's Letter, Holdings shall promptly (i) commence preparation of a registration statement and (ii) take the actions described in Section 2.7 of the Stockholders Agreement, dated as of the date hereof, among Silver, Horrigan, MS Equity, BTNY, First Plaza and Holdings. Holdings and the Stockholders agree to use their best efforts to effect the IPO on terms and conditions consistent with the terms of this Section 7.1 as soon as practicable.

          (e) Any Stockholder may, within fifteen (15) days following the receipt by it from the Required Majority of the IPO Notice (the "Request Notice Period") give a written notice to Holdings specifying the number of shares of Common Stock which such Stockholder wishes to include in the Secondary Tranche. Any Stockholder who fails to request inclusion of his or its Common Stock within the Request Notice Period shall not be permitted to have any of his or its shares of Common Stock included in the Secondary Tranche. The parties agree that during a fifteen (15) day period after
delivery of the IPO Notice,   Holdings shall have the right to offer to the
other holders of Common Stock the inclusion of their shares of Common Stock in the Secondary Tranche.

          (f) If the managing underwriter determines that, in order to not adversely affect the marketing of the offering, the number of shares of Common Stock to be included in the Secondary Tranche should be limited, the managing underwriter may reduce the number of such shares to be included in such Secondary Tranche. Such reduction shall be allocated among all stockholders participating in the Secondary Tranche based upon each such stockholder's Proportionate Percentage. For purposes of the foregoing, "Proportionate Percentage" shall mean that percentage figure which expresses the ratio which (x) the number of shares of Common Stock held by such stockholder immediately prior to the IPO bears to (y) the aggregate number of shares of Common Stock which are held by all stockholders participating in the Secondary Tranche immediately prior to the IPO. Holdings shall advise all Stockholders participating in such underwriting as to any such limitation and the number of shares that may be included in the offering. If any Stockholder disapproves of the terms of any such underwriting, such Stockholder may elect to withdraw from participation in the IPO by written notice to Holdings and the managing underwriter.

          (g)  Notwithstanding the foregoing,

               (i) the holders of a majority of the issued and outstanding shares of Class A Stock may by written notice to Holdings and the Stockholders require Holdings to suspend pursuing the IPO if, at any time, such holders are advised by the managing underwriter that the price to public per share of Common Stock in the IPO is likely to be less than the Minimum Price; provided, however, that after the passage of sixty (60) days from the date of receipt of such notice by Holdings, the Required Majority shall again have the right to require Holdings to pursue an IPO in accordance with the terms of this Section 7.1; and

               (ii) without the consent of the holders of a majority of the issued and outstanding shares of Class A Stock, Holdings shall not (x) effect an IPO where the aggregate price to public exceeds the Maximum Amount (as defined below); or (y) permit the inclusion in the Secondary Tranche of more than 25% of the number of shares to be sold in the Primary Tranche.

          (h) For purposes of this Section 7.1 and this Agreement the following terms shall have the meanings provided:

          "Primary Tranche" means the portion of the IPO which shall consist of shares of Common Stock to be sold by Holdings.



          "Secondary Tranche" means the portion of the IPO which shall consist of shares of Common Stock to be sold by the Stockholders and other stockholders of Holdings.

          "Maximum Amount" means in connection with the offering of Common Stock pursuant to the IPO an aggregate price to public of (i) $100 million plus (ii) the amount, if any, payable in respect of any Note (as such term is defined in Section 5.5(b) hereof) outstanding on the date of any IPO Notice or issued after such date and payable on or before the date of the IPO.

          "Minimum Price" means forty-five dollars ($45) per share, as such price may be adjusted to take into account any stock dividend, stock split, combination of shares, subdivision or other recapitalization of the capital stock of Holdings after the date hereof.

     7.2 Expenses of Registration. If any shares of Common Stock of the Stockholders are included in any Secondary Tranche, all Registration Expenses incurred in connection therewith shall be borne by Holdings. All Selling Expenses relating to shares of Common Stock registered on behalf of the Stockholders shall be borne by such Stockholders pro rata based upon the total number of shares included in the registration or, if such Selling Expenses are specifically allocable to shares sold by specific Stockholders, by such Stockholders to the extent related to the sale of such shares.

     7.3  Indemnification Relating to Registration.

          (a) Holdings will indemnify each Stockholder whose shares of Common Stock have been registered pursuant to this Article VII, its officers, directors, general partners or agents and each underwriter, if any, and each person who controls any such Stockholder or underwriter within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons, against any and all losses, claims, damages, liabilities or expenses (including any of the foregoing incurred in settlement or investigation of any litigation, commenced or threatened or in connection with enforcement of rights under this Article VII) ("Damages"), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus (including a preliminary prospectus), or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by Holdings of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Holdings in connection with any such registration; provided, however, that Holdings will not be liable in any such case to the extent that any Damages arise out of or are based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Holdings by such Stockholder or underwriter for use therein. Holdings will reimburse each indemnitee under this Section 7.3(a) for any legal and other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such Damages.

          (b) Each Stockholder will severally and not jointly, if shares of Common Stock held by such Stockholder are included in the securities as to which such registration is being effected pursuant to this Article VII, indemnify Holdings, each of its directors and officers, each other Stockholder, each underwriter, if any, of Holdings' securities covered by such a registration statement, each Person who controls Holdings, any other Stockholder or such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other such Stockholder and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons against any and all Damages arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or prospectus, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse Holdings, such Stockholders, underwriters, control persons and any named fiduciary acting for First Plaza and the advisors acting for the named fiduciary in connection with this Agreement and the respective directors, officers, trustees and employees of the foregoing persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such Damages, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to Holdings by such Stockholder specifically for use therein. Notwithstanding the foregoing, the liability of each Stockholder under this subsection (b) of Section 7.3 shall be limited to an amount equal to the net proceeds received by such Stockholder from the sale of shares of Common Stock pursuant to Section 7.1 hereof.

          (c) Each party entitled to indemnification under this Section 7.3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall assume the defense of any such claim or any litigation resulting therefrom and the payment of all related fees and expenses; provided, however, that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld).
In any such proceeding, an Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be borne by such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and the litigation resulting therefrom.

     7.4  Contribution Relating to Registration.

          (a) If the indemnification provided for in Section 7.3 hereof is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages. As between Holdings on the one hand and each Stockholder with respect to which registration has been effected pursuant to this Article VII on the other, such contribution shall be in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the statement or omission which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue statement (or alleged untrue statement) of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Holdings and each Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an Indemnified Party as a result of the Damages referred to above in this Section 7.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

          (b) Notwithstanding anything to the contrary contained herein, the obligation of each Stockholder to contribute pursuant to this Section 7.4 is several and not joint and no selling Stockholder shall be required to contribute any amount in excess of the amount by which the net proceeds received by such Stockholder from the sale of shares of Common Stock in a public offering exceeds the amount of any damages which such selling Stockholder has otherwise been required to pay by reason of such untrue statement (or alleged untrue statement) or omission (or alleged omission). The selling Stockholders' obligations to contribute pursuant to this Section
7.4 are several in the proportion that the proceeds of the offering received by such selling Stockholder bears to the total proceeds of the offering received by all the selling Stockholders unless it is determined that, based upon the relative fault of the several Selling Stockholders, it would be equitable to otherwise allocate such obligations.

          (c) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.



                                 ARTICLE VIII

                                 TERMINATION

     8.1  Termination.  This Agreement shall terminate upon the earlier of:

          (a) the termination of the Purchase Agreement dated as of September 3, 1993 between Containers and Del Monte Corporation, as amended by the Amendment to Purchase Agreement dated as of December 10, 1993, in accordance with the terms of Article XVI thereof;

          (b) upon mutual agreement of all the Investors (excluding any Investors which are no longer Stockholders);

          (c) such time as (i) it becomes unlawful for an Initial Investor, Holdings or First Plaza to comply with the terms of this Agreement, or (ii) it shall become unlawful or impossible for Holdings to conduct, or an Initial Stockholder to be affiliated with Holdings in the conduct of, its business substantially in the manner contemplated by this Agreement and the Amended Management Contract;

          (d)  the completion of an IPO; and

          (e)  June 30, 1999.

     8.2 Extension. Within two months prior to expiration of this Agreement pursuant to Section 8.1(e), the parties hereto may, by written agreement, extend the duration hereof for an additional period which shall terminate upon the earlier of any of the events set forth in Section 8.1(b), (c), (d) or ten years from the expiration date then in effect, in which case this Agreement, as extended, shall be binding on the parties hereto.



                                  ARTICLE IX

                               INDEMNIFICATION

     9.1  Indemnification.

          (a) Each of MS Equity, Silver, Horrigan, BTNY and First Plaza (for purposes of this subparagraph (a), a "Section A Indemnifying Person" and, for purposes of subparagraph (d) below, an "Indemnifying Person") hereby agrees and covenants, in addition to any other liability it may have to an Indemnified Person (defined below), at law or in equity, to hold harmless and indemnify each Indemnified Person from and against any actual loss, expense or liability whatsoever, joint or several (including but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, or any other claim whatsoever), as and when incurred arising out of or based upon a breach of this Agreement, including the representations and warranties set forth herein, by such Section A Indemnifying Person.

          (b) Holdings (for purposes of this subparagraph, the "Section B Indemnifying Person" and, for purposes of subparagraph (d) below, an "Indemnifying Person") hereby agrees and covenants, in addition to any other liability it may have to an Indemnified Person, at law or in equity, to hold harmless and indemnify each Indemnified Person from and against any actual loss, expense or liability whatsoever, joint or several (including but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, or any other claim whatsoever), as and when incurred by the Indemnified Person, arising out of, based upon or in connection with any matter related to (i) the conduct and operation of the business of Holdings, (ii) any action or failure to act by Holdings, or (iii) any matter as to which such Indemnified Person is entitled to indemnity pursuant to subparagraph (a) above; provided, however, that no Indemnified Person shall be entitled to indemnity under this paragraph for any matter as to which such Indemnified Person is or would be a Section A Indemnifying Person. Nothing contained in this paragraph shall limit or otherwise affect the rights or obligations of any party hereto pursuant to paragraph (a) above.

          (c) "Indemnified Person" for purposes of this Section shall mean each of MS Equity, Silver, Horrigan, BTNY, First Plaza and Holdings and any Affiliates and Associates (which, for purposes of this Section, shall be deemed to include any director, officer, partner or controlling Person) of any Person or entity which would itself be an Indemnified Person, including Morgan Stanley.

          (d) If a claim is made against any Indemnified Person as to which such Indemnified Person may seek indemnity against any Indemnifying Person under this Article IX, such Indemnified Person shall notify each Indemnifying Person promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify each Indemnifying Person promptly of any action commenced against such Indemnified Person within a reasonable time after such Indemnified Person shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Failure so to notify the Indemnifying Person shall not, however, relieve any Indemnifying Person from any liability which it may have on account of the indemnity under this Article IX unless the Indemnifying Person shall sustain the burden of proving that it has been prejudiced in any material respect by such failure. Each Indemnifying Person shall be entitled to participate at its own expense in the defense of any such litigation or proceeding and, if it so elects, to assume the defense thereof, and in the latter event such defense shall be conducted by counsel chosen by the Indemnifying Person and reasonably satisfactory to the Indemnified Person, and the Indemnified Person shall bear the fees and expenses of any additional counsel retained by it and incurred by such Indemnified Person after notice from the Indemnifying Person to such Indemnified Person of its election to assume the defense thereof; but if the Indemnifying Person shall not elect to assume the defense of any such litigation or proceeding, the Indemnifying Person will reimburse such Indemnified Person for the reasonable fees and expenses of counsel retained by such Indemnified Person, which counsel shall be reasonably satisfactory to the Indemnifying Person. Notwithstanding the foregoing, if the defendants in any such litigation or proceeding (i) include one or more of the Indemnified Persons, but not the Indemnifying Person, or (ii) include both the Indemnifying Person and one or more Indemnified Persons and either (a) the Indemnified Person or Persons and the Indemnifying Person mutually agree, or
(b) representation of both the Indemnifying Person and the Indemnified Person or Persons by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, then the Indemnifying Person shall not have the right to assume the defense of such litigation or proceeding with respect to the Indemnified Person or Persons and will reimburse the Indemnified Person or Persons for the reasonable fees and expenses of counsel retained by it or them and reasonably satisfactory to the Indemnifying Person. It is understood that the Indemnifying Person shall not, in connection with any litigation or proceeding or related litigation or proceedings in the same jurisdiction, be liable under this Agreement for the fees and expenses of more than one separate firm for all such Indemnified Persons. No Indemnifying Person shall be liable for any settlement of any litigation or proceeding effected without the written consent of such Indemnifying Person, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees, subject to the provisions of this Article IX, to indemnify the Indemnified Person from and against any loss, damage, liability or expense by reason of such settlement or judgment.



                                  ARTICLE X

                      REPORTS AND ACCESS TO INFORMATION

     10.1 Books and Records. Holdings shall at all times keep at its principal office true and correct books and accounts pertaining to all operations reflecting, in accordance with generally accepted accounting principles, all receipts and expenditures of Holdings and all other data necessary and proper to keep the Investors informed of the financial state of Holdings. Upon request, the Investors shall be furnished with copies of any financial records of Holdings, in addition to those financial statements of Holdings which will be furnished pursuant to Section 10.2 hereof.

     10.2 Financial Statements. As soon as practicable after the end of each of its fiscal years, Holdings shall cause to be prepared and furnished to the Stockholders, an audited consolidated balance sheet and profit and loss statement of Holdings and its subsidiaries, and an audited statement of changes in financial position as at the end of and for such fiscal year, prepared in accordance with generally accepted accounting principles consistently maintained by Holdings and certified by Holdings' independent public accountants. Holdings shall also prepare and furnish to the Stockholders, as soon as practicable following the end of the first, second and third quarterly accounting periods, an unaudited consolidated balance sheet and profit and loss statement of Holdings and its subsidiaries, and an unaudited statement of changes in financial position as at the end of and for such quarterly accounting period, prepared in accordance with generally accepted accounting principles consistently maintained by Holdings.

     10.3  Access to Information.  Employees and agents of each of the


Investors shall have access to the plants and properties of Holdings and its subsidiaries for the purpose of inspecting such plants and properties and the operations thereon from time to time during the regular business hours of such facilities. The books and records of Holdings and each of its subsidiaries shall be available for inspection and review by employees and agents of each of the Investors from time to time during Holdings' and its subsidiaries' regular working hours. The costs and expenses incurred in connection with any such inspections or reviews shall be borne by the party making such inspection or review.

     10.4 Fiscal Year. The fiscal year of Holdings shall be the calendar year.



                                  ARTICLE XI

                           CERTAIN OTHER AGREEMENTS

     11.1 Certain Agreement Relating to Approval of Post-IPO Charter, By-Laws and Management Services Contract. Each of the Stockholders hereby agrees to take all action (including voting its shares of Common Stock) to approve the adoption of a Restated Certificate of Incorporation, as amended, substantially in the form of Exhibit A hereto (with Article SEVENTH thereof appropriately completed) (the "Post-IPO Charter"), an Amended and Restated By-Laws, substantially in the form of Exhibit B hereto (the "Post-IPO By-Laws"), and an Amended and Restated Management Services Agreement, substantially in the form of Exhibit C hereto (the "Post-IPO Management Services Contract"), in each case to become effective at the time an IPO is completed.

     11.2 Restriction on Voting by MS Equity. MS Equity hereby agrees that it will not vote its shares of Class B Stock in favor of any changes in the Certificate of Incorporation or By-laws of Holdings which would adversely affect the rights of First Plaza, unless First Plaza has consented in writing to such change.

     11.3 Certain Agreement Relating to Nomination of and Voting for One Class B Director. So long as First Plaza shall hold not less than 18.73% of the issued and outstanding shares of Class B Stock, First Plaza shall have the right to nominate one of the Class B Directors (as defined in Article SEVENTH of the Certificate of Incorporation) to be elected at each annual meeting of stockholders in accordance with the provisions of Article SEVENTH of the Certificate of Incorporation, and the holders of Class B Stock parties to this Agreement agree to vote their shares of Class B Stock in favor of such nominee.

     11.4 Voting Agreement for Certain Purchasers of Class A Stock. In the event that First Plaza, MS Equity or BTNY shall purchase any shares of Class A Stock, such purchaser hereby agrees that it shall vote such shares in accordance with the directions of the holders of a majority of the shares of Class A Stock held by the Group until such time as a Change of Control (as defined in Article Tenth of the Certificate of Incorporation) has occurred. For purposes of this Section 11.4, the term "holders of a majority of the shares of Class A Stock held by the Group" shall mean the holders of a majority of the aggregate of 417,500 shares of Class A Stock held by Messrs. Silver and Horrigan at the Closing Date (the "Original Holding") which at the time of any such determination have been continuously and are held by the Group. No shares of Class A Stock which are acquired by any member of the Group (other than shares of the Original Holding) shall be counted for purposes of making such determination.

     11.5 Voting Agreement for Certain Purchasers of Class B Stock. In the event that Silver or Horrigan shall purchase any shares of Class B Stock, such purchaser hereby agrees that it shall vote such shares in accordance with the directions of MS Equity, unless MS Equity and First Plaza (together with their respective Affiliates) shall hold directly or indirectly less than one-half of the aggregate number of shares of Class B Stock held by MS Equity and First Plaza immediately following the closing under the Stock Purchase Agreement.



                                 ARTICLE XII

                                MISCELLANEOUS

     12.1  Certain Agreement Relating to Conversion Rights.

          (a) Each of the Stockholders hereby agrees to take all action (including voting its shares of Common Stock) necessary to approve any increase in the number of authorized shares of Class A Stock, Class B Stock and Class C Stock in order to enable any Regulated Stockholder (as defined in the Certificate of Incorporation) to convert, concurrently with the purchase thereof, any and all of its shares of Class A Stock or Class B Stock into shares of Class C Stock to the extent provided in the Certificate of incorporation and to convert any and all of its shares of Class C Stock into shares of Class A Stock or Class B Stock to the extent provided in the Certificate of Incorporation.

          (b) Each of the Stockholders hereby agrees to take all action (including voting its shares of Common Stock to amend the Certificate of Incorporation or otherwise) (i) to permit the conversion of any shares of Class C Stock held by BTNY into shares of Class B Stock in connection with the sale by BTNY of any of its shares of Class C Stock pursuant to Section 5.4(a) or (e) hereof and (ii) to give BTNY the right to convert its Class C Stock to Class B Stock in the event of the termination of this Agreement pursuant to any of clauses (b), (c) or (e) of Section 8.1 hereof.

     12.2 Appointment of Agent. Each of the Group, MS Equity, BTNY and First Plaza appoints that Person or those Persons which may from time to time be identified by notice to the parties as its duly authorized agent and attorney-in-fact to perform any act, give any notice, execute any agreement, give any approval or consent or exercise any discretion contemplated herein to be performed, executed, agreed, or exercised by such Stockholder, and any other Stockholder may rely upon any instrument signed by such agent and attorney. Each such Stockholder may change any of such agents and attorneys at any time by the giving of notice to such effect to the parties hereto in the manner provided in Section 12.3 hereof.

     12.3 Notices. Any notice or request specifically provided for or permitted to be given under this Agreement must be in writing, but may be served by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered mail or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt. Notice may be served in any other manner, including telex, telecopy, telegram, but shall be deemed delivered and effective as of the time of actual delivery thereof to the addressee. For purposes of notice the addresses of the Investors and of Holdings shall be as follows:

     If to Silver:

          c/o Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT 06901
          Attention:  R. Philip Silver
          Telecopy No.:  (203) 975-7902


     If to Horrigan:



          c/o Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT 06901
          Attention:  D. Greg Horrigan
          Telecopy No.:  (203) 975-7902


     If to Holdings:

          Silgan Holdings Inc.
          4 Landmark Square, Suite 301
          Stamford, CT 06901
          Attention:  R. Philip Silver
          Telecopy No.:  (203) 975-7902

     If to MS Equity:

          The Morgan Stanley Leveraged
               Equity Fund II, L.P.
          Morgan Stanley Leveraged Equity Fund II, Inc.,
               General Partner
          1251 Avenue of the Americas
          New York, NY 10020
          Attention:  Robert H. Niehaus
          Telecopy No.: (212) 703-6503

     With a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention:  John R. Ettinger, Esq.
          Telecopy No.: (212) 450-4800

     If to BTNY:

          Bankers Trust New York Corporation
          130 Liberty Street
          New York, NY 10006
          Attention:  Joseph T. Wood
          Telecopy No.:  (212) 250-7651

     With a copy to:

          White & Case
          1155 Avenue of the Americas
          New York, NY 10036
          Attention:  Eric L. Berg, Esq.
          Telecopy No.:  (212) 354-8113

     If to First Plaza:

          General Motors Investment Management
               Corporation
          767 Fifth Avenue
          New York, NY   10153
          Attention:  James K. Kelliher
          Telecopy No.:  (212) 418-3651

     with a copy to:

          Kirkland & Ellis
          55 East 52nd Street
          New York, NY   10055
          Attention:  Frederick Tanne, Esq.
          Telecopy No.:  (212) 838-4223

      If a notice is sent to any of the above, a copy shall be sent to:

          Winthrop, Stimson, Putnam & Roberts
          Financial Centre
          695 East Main Street
          P. O. Box 6760
          Stamford, CT 06904-6760
          Attention:  Frode Jensen, III, Esq.
          Telecopy No.:  (203) 965-8226

     Each party may change its address and that of its representative for notice by the giving of notice thereof in the manner hereinabove provided.

     12.4 Amendment. This Agreement shall not be amended, modified or revoked except by written instrument executed together or in counterparts by the parties hereto.

     12.5 Waiver. The failure of a party to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

     12.6  Curative Actions; Severability.

          (a) In the event that any of the covenants, terms or conditions of this Agreement are held illegal by any court or administrative body of competent jurisdiction and in the further event that any director or stockholder action, including, but not limited to, the execution of any documents or instruments, such as an amendment of the Certificate of Incorporation, will make such covenants, terms or conditions valid and enforceable, each of the parties hereby agrees that it shall take such action as may reasonably be required to make any such covenant, term or condition valid and enforceable. In the event that any of the parties hereto refuses to take such action, the remaining Stockholders who are parties hereto are hereby jointly and severally appointed as the attorney-in-fact for the other Stockholders for the purpose of taking any action that is authorized by the terms of this paragraph, including, but not limited to:

          (i)  the voting of the other Stockholder's shares of capital stock;

          (ii) the removal of the Stockholder or its appointee(s) in breach of this Section as directors and/or officers; and

          (iii) the nomination and election of one or more directors and/or officers for the purpose of initiating and completing such action as may be required to implement any agreement of the parties set forth in this Agreement or to make any illegal or unenforceable covenant, term or condition of this Agreement valid and enforceable.

          (b) If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable; provided, however, that if the provision or provisions so held to be invalid, in the reasonable judgment of the parties hereto, is or are so fundamental to the intent of the parties hereto and the operation of this Agreement that the enforcement of the other provisions hereof, in the absence of such invalid provision or provisions, would damage irreparably the intent of the parties in entering into this Agreement, the parties hereto shall agree (i) to terminate this Agreement pursuant to Section 8.1 hereof, or (ii) to amend or otherwise modify this Agreement so as to carry out the intent and purposes hereof and the transactions contemplated hereby.

     12.7 Action of a Stockholder. Subject to any other agreement which a transferor or transferee may make in the event of a Transfer permitted by the terms of this Agreement and notice of which agreement is given to Holdings, at any time that a Stockholder as defined herein includes more than one Person, any action of a Stockholder hereunder shall be authorized by the approval of a majority in interest of such parties.

     12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its provisions concerning conflicts of law.

     12.9 Construction. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and the plural.

     12.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

     12.11 Successors and Assigns. Except as provided to the contrary hereinabove, this Agreement shall apply to, and shall be binding upon the Stockholders and Holdings, their respective successors and assigns, and all Persons claiming by, through, or under any of the aforesaid Persons.

     12.12 Cumulative Rights. The rights and remedies provided by this Agreement are cumulative, and the use of any right or remedy by any party shall not preclude or waive its right to use any or all other remedies.

     12.13 Further Assurances. Each party agrees (i) to vote its Shares of Holdings; and (ii) to execute (and acknowledge, if requested) and deliver such additional documents and instruments and (iii) to perform such additional acts as may be necessary or appropriate, in order to effectuate, carry out, and perform all of the terms, provisions, conditions and purposes of this Agreement and all the transactions contemplated by this Agreement.

     12.14 Specific Performance. Each of the parties acknowledge that the other parties would not have an adequate remedy at law for money damage in the event that any of the covenants or agreements of any other party set forth in Articles IV, V and IX in this Agreement were not performed in accordance with its terms and therefore agrees that the affected party shall be entitled to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     12.15 Compliance with Applicable Laws. Each party shall comply with all laws and regulations applicable to the subject matter of this Agreement.

     12.16 Accuracy of Information. Each Stockholder shall furnish to any other Stockholder all information regarding such Stockholder required by law for inclusion in documents to be prepared or filed in connection with their respective stockholdings in Holdings, and all such information will be true and correct in all material respects and will not omit to state any material fact necessary to be stated therein in order that such information not be misleading.

     12.17 Disclosure. No Stockholder shall make disclosure or any public announcement of this Agreement or the subject matter hereof, unless (a) consented to by MS Equity and the Group, or (b) required by law, regulation or judicial process.

     12.18  Survival of Certain Terms.  The provisions of Sections 4.5, 7.3,
7.4 and 12.1(b) and Article IX of this Agreement shall survive any termination of this Agreement.

     12.19  No Third Party Beneficiaries.  Nothing in this Agreement


(including the Exhibits hereto) is intended to confer upon any Person not a party hereto or an Affiliate or an Associate of a party hereto any rights or remedies hereunder.

     12.20 Effectiveness; Entire Agreement. The Existing Organization Agreement shall continue to be effective for the period of time from June 30, 1989, the date of its effectiveness, until the consummation of the closing of the purchase of shares of Class B Stock by First Plaza pursuant to the Stock Purchase Agreement; provided, however, that the provisions of Article VII of the Existing Organization Agreement shall survive such termination of the Existing Organization Agreement and further provided that if this Agreement shall terminate pursuant to Section 8.1(a) hereof, the Existing Organization Agreement shall be reinstated and in full force and effect as of the time of effectiveness hereof and this Agreement shall be deemed null and void ab initio. This Agreement shall become effective upon the consummation of such closing. This Agreement and the Exhibits and Schedules hereto, which incorporate all prior understandings relating to the subject matter hereof, sets forth the entire agreement of the Stockholders and Holdings from and after the consummation of such closing with respect to the matters set forth herein.

     12.21 ERISA Limitation. Notwithstanding any other provision of this Agreement, First Plaza and its Affiliates shall not be required to sell any shares of Common Stock to any Person if doing so would constitute a non-exempt prohibited transaction under Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); provided that the foregoing clause shall apply to a sale to Holdings only if Holdings shall be a Party in Interest (as defined in Section 3(14) of ERISA, or any successor provision) with respect to First Plaza as a result of another Party in Interest's ownership of the stock of Holdings. First Plaza shall use its reasonable best efforts to obtain an exemption under ERISA to permit any sale of Common Stock held by it referred to in the previous sentence that would otherwise constitute such a non-exempt prohibited transaction.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

                              /s/ R. Philip Silver
                              ---------------------------------
                              Name:  R. Philip Silver


                              /s/ D. Greg Horrigan
                              ---------------------------------
                              Name:  D. Greg Horrigan


                              THE MORGAN STANLEY LEVERAGED
                              EQUITY FUND II, L.P.

                              By:  Morgan Stanley Leveraged Equity
                                     Fund II, Inc. (General Partner)


                              By: /s/ Robert H. Niehaus
                                 ------------------------------
                                 Name: Robert H. Niehaus
                                 Title: Director


                              BANKERS TRUST NEW YORK CORPORATION


                              By: /s/ Joseph T. Wood
                                 ------------------------------
                                 Name: Joseph T. Wood
                                 Title: Senior Vice President


                               FIRST PLAZA GROUP TRUST

                              By: Mellon Bank, N.A., Trustee (as directed by General Motors Investment Management Corporation)


                              By: /s/ Judith A. Manion
                                 ------------------------------
                                 Name: Judith A. Manion
                                 Title: Paralegal


                              SILGAN HOLDINGS INC.


                              By: /s/ R. Philip Silver
                                 ------------------------------
                                 Name: R. Philip Silver
                                 Title: President